Exhibit 10.41

Catalent Pharma Solutions Frankland Road, Blagrove, Swindon Wiltshire, SN5 8YS, United Kingdom tel +44 (0)1793 864000 fax +44 (0)1793 613394 www.catalent.com

6th April 2011

PRIVATE & CONFIDENTIAL
Sharon Johnson
SVP Global Quality
Catalent Pharma Solutions

Dear Sharon

Further to recent discussions I write to confirm that with effect from 18th April 2011, you will return to working in the UK, located from our Swindon facility.

This letter subject to your acceptance and in conjunction with the enclosed documentation, will form the basis of your continued employment with Catalent Pharma Solutions.

Working Hours

Your hours of work are 37.5 per week, working Monday to Friday. The Company shall be entitled to change the hours of work when necessary.

Pay

Your basic salary will be £210,000 per annum. This will be reviewed in September 2011, and annually thereafter

Bonus

You will be entitled to participate in the Catalent Management Incentive Plan and your bonus potential under this plan will be 75% of salary. This is based on the Company financial year from 1 July to 30 June and usually paid in September. The Company reserves the right to vary, modify or withdraw any bonus scheme at any time.

LTIP

You will retain eligibility for the PTS Holdings Corp Equity Plan as per your existing terms and conditions.

Relocation

You will receive a tax free relocation of £8,000 payable against receipt of relocation expenses incurred e.g., temporary living accommodation in accordance with the Relocation Policy and HMRC guidelines.

Within this we commit to provide for a 1 bedroom apartment locally. Expense incurred in support of this commitment that go beyond the tax free allowance will be supported by Catalent, however; you will be responsible for the respective tax liability associated with any non tax free allocation. Funding of a 1 bedroom apartment in the locality will be on an on-going basis and subject to annual review. Please contact David Lloyd to discuss identification of a suitable property.

In addition, we will cover your international relocation related costs in supporting your return from the US to the UK e.g., movement of household goods etc.

Car & Fuel Allowance

You will be entitled to a car allowance of £9,200 per annum and a fuel allowance of £4,200 per annum. These are non-pensionable allowances subject to tax and National Insurance paid in equal monthly instalments.

Private Medical Insurance

You will continue to receive non-contributory family membership of the Company's private medical insurance scheme.

Annual Leave

In addition to normal statutory holidays your annual entitlement is 24 days, rising to 26 days after the completion of 5 years service and 28 days after completion of 10 years service.

Pension

You will be eligible to join the Company's pension plan. Details of the Catalent Pharma Solutions Group Personal Pension Plan is enclosed along with an application form. To join the plan you must complete and return the application form.

Terms and Conditions of Employment Statement

Enclosed are your Terms and Conditions of Employment, please sign and return one copy to me along with the attached form to signify acceptance.

In the meantime should you have any immediate queries then please do not hesitate to contact me.

Yours sincerely

David Lloyd
Regional HR Diretor UK & Ire

I, Sharon Johnson, confirm acceptance of my appointment on the terms and conditions outlined within the enclosed letter dated 6th April 2011.

Signed

Date